                                    EXHIBIT 99

                            THE SUMMIT BANCORPORATION

                            1995 STOCK INCENTIVE PLAN

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----


I.  INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     1.   Purpose of the Plan. . . . . . . . . . . . . . . . . . . . . . .   1
     2.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     3.   Change of Control. . . . . . . . . . . . . . . . . . . . . . . .   5

II.  PLAN ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . .   8

     1.   Administration . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.   Participation. . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.   Maximum Number of Shares Available . . . . . . . . . . . . . . .   8
     4.   Adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . .   9

III. STOCK OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

     1.   Grant of Stock Options . . . . . . . . . . . . . . . . . . . . .  11
     2.   Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.   Term and Exercise. . . . . . . . . . . . . . . . . . . . . . . .  11
     4.   Limitation on Incentive Stock Option Grants. . . . . . . . . . .  12
     5.   Exercise Procedures. . . . . . . . . . . . . . . . . . . . . . .  12
     6.   Termination of Employment. . . . . . . . . . . . . . . . . . . .  13
     7.   Surrender and Repurchase of Options. . . . . . . . . . . . . . .  15
     8.   Stock Appreciation Rights. . . . . . . . . . . . . . . . . . . .  15
     9.   Acceleration of Exercise Provisions. . . . . . . . . . . . . . .  16

IV.  RESTRICTED STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . .  17

     1.   Grant of Restricted Stock. . . . . . . . . . . . . . . . . . . .  17
     2.   Restriction Period . . . . . . . . . . . . . . . . . . . . . . .  17
     3.   Other Terms and Conditions . . . . . . . . . . . . . . . . . . .  18
     4.   Termination of Employment. . . . . . . . . . . . . . . . . . . .  18
     5.   Acceleration of Payment. . . . . . . . . . . . . . . . . . . . .  19

V.   PERFORMANCE SHARE UNITS . . . . . . . . . . . . . . . . . . . . . . .  20

     1.   Grant of Performance Share Units . . . . . . . . . . . . . . . .  20
     2.   Establishment of Performance Goals . . . . . . . . . . . . . . .  20
     3.   Method and Timing of Payments. . . . . . . . . . . . . . . . . .  21
     4.   Termination of Employment. . . . . . . . . . . . . . . . . . . .  21
     5.   Acceleration of Payments . . . . . . . . . . . . . . . . . . . .  22

VI.  DIVIDEND UNITS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

     1.   Grant of Dividend Units. . . . . . . . . . . . . . . . . . . . .  24
     2.   Valuation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     3.   Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     4.   Termination of Employment. . . . . . . . . . . . . . . . . . . .  25
     5.   Acceleration of Payments . . . . . . . . . . . . . . . . . . . .  25

VII. GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  27

     1.   Amendment and Termination of Plan. . . . . . . . . . . . . . . .  27
     2.   Government and Other Regulations . . . . . . . . . . . . . . . .  27
     3.   Other Compensation Plans . . . . . . . . . . . . . . . . . . . .  28
     4.   No Right to Continued Employment . . . . . . . . . . . . . . . .  28
     5.   Non-Transferability. . . . . . . . . . . . . . . . . . . . . . .  28
     6.   Designation of Beneficiary . . . . . . . . . . . . . . . . . . .  28
     7.   Withholding Taxes. . . . . . . . . . . . . . . . . . . . . . . .  29
     8.   Plan Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .  29
     9.   Use of Exercise Proceeds . . . . . . . . . . . . . . . . . . . .  30
     10.  Construction of Plan . . . . . . . . . . . . . . . . . . . . . .  30
     11.  Unfunded Plan. . . . . . . . . . . . . . . . . . . . . . . . . .  30
     12.  Benefit Plan Computations. . . . . . . . . . . . . . . . . . . .  30


                                        ii











                            THE SUMMIT BANCORPORATION
                            -------------------------
                            1995 STOCK INCENTIVE PLAN
                            -------------------------

I.  INTRODUCTION

     1.   Purpose of the Plan
          -------------------

          The Summit Bancorporation has established this Plan to further its long-term financial success by offering stock and stock-based incentives to key employees of the Corporation and its Subsidiaries whereby they can share in achieving and sustaining such success.  The Plan also provides a means to attract and retain the executive talent needed to achieve the Corporation's long-term growth and profitability objectives.

     2.   Definitions
          -----------

          When used in the Plan, the following terms shall have the meanings set forth below:

          "AWARD" shall mean Performance Share Units, Restricted Stock,

Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights

or Dividend Units granted under the Plan.

          "BOARD" shall mean the Board of Directors of the Corporation.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COMMITTEE" shall mean the Compensation Committee, or such other

Committee of the Board which shall be designated by the Board to administer the

Plan.  The Committee shall be composed of three or more persons as from time to time are appointed to serve by the Board.  Each member of the Committee shall be a "disinterested person" within the meaning of Rule 16b-3 of the Securities

Exchange Act of 1934 and an "outside director" within the meaning of Section

162(m) of the Code.



          "COMMON STOCK" shall mean the common stock of the Corporation and may be either stock previously authorized but unissued or stock reacquired by the

Corporation.

          "CORPORATION" shall mean The Summit Bancorporation, a New Jersey corporation.

          "DISABILITY" shall mean the inability of a Participant to perform the services normally rendered due to any physical or mental impairment which can be expected to be of either permanent or indefinite duration, as determined by the Committee on the basis of appropriate medical evidence, which results in the Participant's termination of active employment.

          "DIVIDEND UNIT" shall mean a contingent right to receive a payment equivalent in value to dividends which may accrue and be payable on one share of Common Stock of the Corporation over a stated period of time.

          "FAIR MARKET VALUE" shall mean with respect to a given day the average of the highest and lowest reported sales prices of Common Stock, as reported on the NASDAQ National Market System (or such other exchange on which such stock is then primarily listed) on the relevant date or, if no sales were made on such date, on the next preceding date on which sales of the Company's

Common Stock were made.  The foregoing notwithstanding, the Committee may determine the Fair Market Value in such other manner as it may deem more appropriate for Plan purposes or as is required by applicable laws or regulations.

          "INCENTIVE STOCK OPTION" shall mean a right to purchase the

Corporation's Common Stock which is intended to comply with the terms and conditions for an incentive stock option as set forth in Section 422 of the

Code, or such other sections of the Code as may be in effect from time to time.


          "NONSTATUTORY STOCK OPTION" shall mean a right to purchase the

Corporation's Common Stock which is not intended to comply with the terms and conditions for a tax-qualified stock option, as set forth in Section 422 of the

Code, or such other sections of the Code as may be in effect from time to time.

          "PARTICIPANT" shall mean a salaried employee of the Corporation or one of its Subsidiaries, including an officer or member of the Board who is also an employee, who, in the judgment of the Committee, is in a position to make a substantial contribution to the management, growth and success of the

Corporation and who is designated by the Committee to receive an Award.

          "PERFORMANCE GOAL" shall mean any financial or other measure selected by the Committee, including the performance of the Corporation and its

Subsidiaries relative to a peer group of banks or other financial institutions,

as applicable to a specific Performance Period.

          "PERFORMANCE PERIOD" shall mean a period of not less than 24 nor more than 60 consecutive calendar months over which Performance Share Units may be earned.  There may be more than one Performance Period in existence at any one time, and the duration of Performance Periods may differ from each other.

          "PERFORMANCE SHARE UNIT" shall mean a contingent right granted to a

Participant with respect to a Performance Period under Article V of the Plan.

The payment value of a Performance Share Unit shall be based on the Fair Market

Value of a share of Common Stock on the day on which the Performance Share

Units are earned.

          "PLAN" shall mean The Summit Bancorporation 1995 Stock Incentive

Plan.

          "RESIGNATION WITH CONSENT" shall mean a Participant's resignation from employment with the Company or Subsidiary with the written consent of the employer.

          "RESTRICTED STOCK" shall mean shares of Common Stock granted to a

Participant under Article IV of the Plan.  An Award of Restricted Stock entitles the Participant to receive shares of Common Stock which have certain restrictions that lapse upon satisfaction of conditions imposed by the

Committee at the time of grant.

          "RETIREMENT" shall mean a cessation of the employee-employer relationship between a Participant and the Corporation or one of its

Subsidiaries if, at the time of such cessation, the Participant has both attained age 60 and completed 10 years of service with the Corporation or its

Subsidiaries, but shall not include a cessation of the employee - employer relationship due to discharge, death or Disability.

          "STOCK APPRECIATION RIGHT" shall mean a right to receive a payment under Article III, Paragraph 8 of the Plan.

          "STOCK OPTION" or "OPTION" shall mean an Incentive Stock Option or a

Nonstatutory Stock Option.

          "SUBSIDIARY" shall mean any Corporation of which the Corporation owns

50 percent or more of the total combined voting power of all classes of stock.

          "TERMINATION OF EMPLOYMENT" shall mean a cessation of the employee-employer relationship between a Participant and the Corporation or one of its

Subsidiaries for any reason, including Retirement, resignation, Resignation

With Consent of the Corporation or the Subsidiary (which consent must be evidenced in writing by the Corporation or the Subsidiary), discharge, death or

Disability.

     3.   Change of Control
          -----------------

          a.   For purposes of this Plan, a Change of Control shall occur on

(i) the date that any one person (as defined herein), or more than one person acting as a group, acquired ownership of capital stock of the Corporation that,

together with stock held by such person or group, possesses more than 50 percent of the total fair market value or total voting power of the capital stock of the Corporation, provided that such person or group was not considered to own more than 50 percent of the total fair market value or total voting power of the Corporation's capital stock prior to such acquisition, or (ii) the date that any one person, or more than one person acting as a group, acquired or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons, ownership of capital stock of the

Corporation possessing 20 percent or more of the total voting power of the

Corporation's capital stock, provided that such person or group was not considered to have achieved a Change of Control pursuant to items (i) or (ii)

of this section prior to such acquisition, or (iii) the date that a majority of the members of the Corporation's Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election. No sale to underwriters or private placement of capital stock by the Corporation, and no acquisition by the Corporation, through merger, purchase of assets or otherwise, effected in whole or in part by the issuance or reissuance of shares of its capital stock, shall constitute a Change of Control.

          b.   For purposes of this Plan, the following definitions and

provisions shall be applicable:

               i.   The term "person" shall mean any individual, corporation or other entity.

               ii.  Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation:

                    A. which that person owns directly, whether or not of record, or

                    B.   which are attributed to that person pursuant to the

                         rules of Section 318(a) of the Code, or

                    C.   which that person has the right to acquire pursuant to

                         any agreement or understanding or upon the exercise of

                         conversion rights, warrants or options, or otherwise,

                         or

                    D.   which are beneficially owned, directly or indirectly

                         (including shares deemed owned through application of

                         clause C above), by an "affiliate" or "associate" (as

                         defined in the rules of the Securities and Exchange

                         Commission) of that person, or

                    E.   which are beneficially owned, directly or indirectly

                         (including shares deemed owned through application of

                         clause C above), by any other person with which that

                         person or the person's "affiliate" or "associate" has

                         any agreement, arrangement or understanding for the

                         purpose of acquiring, holding, voting or disposing of

                         capital stock of the Corporation.

               iii. The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clauses iiB, C, D and

E above, but shall not include any other shares which may be issuable pursuant to any agreement or upon the exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

II.  PLAN ADMINISTRATION

     1.   Administration
          --------------

          The Plan shall be administered by the Committee.  Subject to the express provisions of the Plan, the Committee shall have full and exclusive authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in the implementation and administration of the Plan.

The Committee's interpretation and construction of the Plan shall be conclusive and binding on all persons, including the Corporation and all Participants.


     2.   Participation
          -------------

          The Committee shall make all determinations with respect to the selection of Participants, from time to time, and the Award or Awards to be granted to each Participant.  In making such determinations, the Committee shall take into account the nature of the services rendered or expected to be rendered by the respective Participants, their present and potential contribu tions to the Corporation's success and such other factors as the Committee in its discretion shall deem relevant.  During any calendar year no Participant shall be granted any Award to acquire more than 150,000 Share of Common Stock.


     3.   Maximum Number of Shares Available
          ----------------------------------

          The maximum number of shares of Common Stock available for Awards under the Plan is 1,500,000 shares, subject to adjustment as provided under

Paragraph 4 of this Article II.  At the Committee's discretion, these shares may be awarded as Restricted Stock, Stock Options, Performance Share Units, or any combination of these, provided that the combined total number of shares of

Common Stock awarded as Restricted Stock, Stock Options and Performance Share

Units does not exceed the overall share authorization described above.

Performance Share Units which are forfeited in accordance with Article V,

Paragraph 4, Restricted Stock which is forfeited in accordance with Article IV,

Paragraph 4, and Stock Options and Stock Appreciation Rights which expire or are forfeited in accordance with Article III, Paragraphs 6 or 8, shall again be available for award under the Plan.  Stock Options surrendered under Article

III, Paragraph 7, and Stock Options and Stock Appreciation Rights cancelled under Article III, Paragraph 8, shall not be available for award under the

Plan.  No Incentive Stock Options shall be granted after April 17, 2005.


     4.   Adjustments
          -----------

          In the event of stock dividends, stock splits, recapitalizations,

mergers, consolidations, combinations, exchanges of shares, spin-offs,

liquidations, reclassifications or other similar changes in the capitalization of the Corporation, the number of shares of Common Stock and the number of

Performance Share Units available for grant under this Plan shall be adjusted proportionately or otherwise by the Board, and, where deemed appropriate, the number of shares covered by outstanding Stock Options, the number of

Performance Share Units, Dividend Units and Stock Appreciation Rights outstanding and the number of Shares of Restricted Stock outstanding, and the option price of outstanding Stock Options, shall be similarly adjusted.  Also,

in instances where another corporation or other business entity is acquired by the Corporation, and the Corporation has assumed outstanding employee option grants under a prior existing plan of the acquired entity, similar adjustments are permitted at the discretion of the Committee. In the event of any other change affecting the shares of Common Stock available for Awards under the

Plan, such adjustment, if any, as may be deemed equitable by the Board, shall be made to give proper effect to such event.

III. STOCK OPTIONS

     1.   Grant of Stock Options
          ----------------------

          The Committee may grant Stock Options to Participants and, in each such case, shall inform the Participant of the number of Stock Options granted and the terms and applicable conditions of the Award.  All Awards shall be subject to the provisions of the Plan, as well as such terms and conditions as the Committee shall prescribe, and shall be evidenced by written agreements between the Corporation and the Participant.  All Stock Options granted under the Plan shall be Nonstatutory Stock Options, unless designated as Incentive

Stock Options in the agreements between the Corporation and the Participants.

No Incentive Stock Options shall be granted to an owner of stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or any parent or Subsidiary corporation.


     2.   Price
          -----

          The Option price per share shall not be less than 100 percent of the

Fair Market Value of a share of Common Stock on the date of grant.


     3.   Term and Exercise
          -----------------

          The Committee, in its discretion, may provide that a Stock Option may not be exercised for a period of time determined by the Committee and specified in the Stock Option Agreement.  The Committee may accelerate the time at which a Stock Option becomes exercisable, provided that no such acceleration shall result in a violation of Paragraph 4 of this Article III.  Except as otherwise provided in Paragraphs 6c and 6d of this Article III, no Stock Option may be exercised after the expiration of 10 years from the date of grant, or such shorter period as shall be determined by the Committee and specified in the

Stock Option agreement.

     4.   Limitation on Incentive Stock Option Grants
          -------------------------------------------

          The aggregate Fair Market Value of the shares of Common Stock,

determined as of the time the Stock Option is granted, for which a Participant may first exercise Incentive Stock Options granted after December 31, 1986 under the Plan or any other plan of the Corporation or any parent or Subsidiary corporation in any calendar year shall not exceed $100,000, or such other individual employee grant limitation as may be in effect under the Code at the time of grant.


     5.   Exercise Procedures
          -------------------

          Stock Options shall be exercised, in whole or in part, by delivery of a written notice of exercise to the Corporation, payment of the full price of the shares being purchased and compliance with such other exercise requirements as shall be contained in the Stock Option Agreement.  Payment may be made (a)

in cash, (b) by delivery of shares of Common Stock owned by the Participant having a Fair Market Value as of the date of exercise equal to the Option price or (c) by a combination of cash and shares of Common Stock.  The Committee may impose such limitations and prohibitions on the use of shares of Common Stock to exercise a Stock Option as it deems appropriate.


                                       -12-
     6.   Termination of Employment
          -------------------------

          a.   Resignation or Discharge.  All Stock Options granted to a
               ------------------------

participant shall terminate upon resignation or discharge of the Participant.

          b.   Retirement.  Except as otherwise provided in Subparagraph f of
               ----------

this Paragraph 6, all Stock Options which are exercisable under Paragraph 3 of this Article III shall be exercisable for a period of three months following

Retirement or, in the case of Nonstatutory Stock Options, three years from such event; provided, however, that in no event shall a Stock Option be exercisable beyond the remaining term of the Option.


          c.   Resignation with Consent.  Except as otherwise provided in
               ------------------------

Subparagraph f of this paragraph 6, all Stock Options which are exercisable under Paragraph 3 of this Article III shall be exercisable for a period of three months following Resignation with Consent or, in the case of Nonstatutory

Stock Options, one year from such event; provided, however, that in no event shall a Stock Option be exercisable beyond the remaining term of the Option.


          d.   Death.  Upon the death of a Participant while an employee or
               -----

following Termination of Employment due to Retirement, Resignation with Consent or Disability, all Stock Options which are exercisable under Paragraph 3 of this Article III and, where applicable, Subparagraph c or e of this Paragraph

6, shall be exercisable by the Participant's estate or beneficiary for a period of three months following the date of death or, in the case of Nonstatutory

Stock Options, one year following the date of death; provided, however, that in no event shall an Incentive Stock Option be exercisable beyond the remaining term of the Option.


          e.   Disability.  Except as otherwise provided in Subparagraph f of
               ----------

this Paragraph 6, all Stock Options which are exercisable under Paragraph 3 of this Article III shall be exercisable for a period of one year following

Disability; provided, however, that in no event shall an Incentive Stock Option be exercisable beyond the remaining term of the Option.


          f.   Termination of Stock Options.  All of a Participant's Stock
               ----------------------------

Options shall terminate if, following Retirement, Resignation with Consent or

Disability, the Participant has been found by the Committee to be directly or indirectly engaged in any activity which is in competition with the Corporation or otherwise inimical to or not in the best interest of the Corporation.


          g.   Leaves of Absence.  It shall not be considered a Termination of
               -----------------

Employment when a Participant is placed by the Corporation on military leave,

sick leave or other bona fide leave of absence.  In case of such leave of absence, the employment relationship for purposes of determining whether an

Incentive Stock Option is exercisable shall be deemed to continue until the later of the date when such leave of absence equals 90 days or when the

Participant's right to reemployment with the Corporation shall no longer be guaranteed either by statute or by contract.

     7.   Surrender and Repurchase of Options
          -----------------------------------

          The Committee, in its discretion and on such terms and conditions as it deems appropriate, may accept the surrender of all or any portion of any

Option granted under the Plan and, in consideration of such surrender, may authorize the payment of an amount no greater than the excess of the Fair

Market Value of the shares covered by the surrendered portion of the Option over the option price of such shares.  Any such amount shall be paid in cash and the shares of Common Stock covered by any such surrender shall not be available for future Awards under the Plan.


     8.   Stock Appreciation Rights
          -------------------------

          a.   The Committee may grant Stock Appreciation Rights to

Participants and, in each such case, shall inform the Participant of the number of Stock Appreciation Rights granted and the terms and applicable conditions of the Award.  Stock Appreciation Rights may only be granted, on a one-to-one basis, in connection with Stock Options and shall be subject to all terms and conditions of the related Stock Options.  Stock Appreciation Rights may be exercised at such times, and only at such times, as the related Stock Options may be exercised.


          b.   The value of a Stock Appreciation Right is equal to the amount by which the Fair Market Value of a share of Common Stock exceeds the option price of the attached Stock Option on the date of exercise.  At the time of exercise, the Corporation shall make a cash payment to the Participant for the total value of the Stock Appreciation Rights exercised, less applicable tax withholding.


          c.   Stock Appreciation Rights will be subject to all applicable provisions of the Plan, as well as any other provisions the Committee may adopt.  The exercise of a Stock Appreciation Right will result in the cancellation of the related Stock Option, and Options so cancelled shall not be available for future awards under the Plan.  The exercise, expiration,

forfeiture or other termination of a Stock Option will result in the termination of the attached Stock Appreciation Right.


     9.   Acceleration of Exercise Provisions
          -----------------------------------

          Unless the Committee determines otherwise, all Stock Options granted under the Plan shall be exercisable in the event of a Change of Control;

provided, however, that, (a) with respect to Incentive Stock Options, no acceleration shall take place which would result in a violation of Paragraph 4 of this Article III; or (b) no such acceleration shall result in the receipt by a Participant of an excess parachute payment under Section 280G of the Code.

IV.  RESTRICTED STOCK

     1.   Grant of Restricted Stock
          -------------------------

          The Committee may grant Awards of Restricted Stock to Participants and, in each such case, shall inform the Participant of the number of shares of

Restricted Stock granted and the terms and applicable conditions of the Award.

Each certificate for Restricted Stock shall be registered in the name of the

Participant and deposited, together with a stock power endorsed in blank, with the Corporation.


IV   Restriction Period
     ------------------

          At the time of making an Award of Restricted Stock, the Committee shall establish a restriction period applicable to such Award.  The Committee may establish different restriction periods from time to time and each Award of

Restricted Stock may have a different restriction period, in the discretion of the Committee. Restriction periods, when established for each Award of

Restricted Stock, shall not be changed except as permitted under Paragraph 5 of this Article IV.  At the end of the restriction period, the share certificates will have the restriction removed and be delivered to the Participant following payment by the Participant of necessary withholding taxes including federal and state income and employment taxes.  If the Participant does not make such tax payment when requested, the Corporation may refuse to deliver the shares of stock and exercise any of its rights pursuant to Restricted Stock Agreements with the Participant.

     3.   Other Terms and Conditions
          --------------------------

          a.   Each Participant who has been granted Restricted Stock shall receive payments in the amount of dividends declared with respect to such stock during the restriction period and shall have all shareholders rights with respect to such stock, with the exception that (i) the Participant may not transfer ownership of the shares during the restriction period except by will or the laws of descent and distribution, (ii) the Participant will not be entitled to delivery of the stock certificate during the restriction period,

(iii) the Corporation will retain custody of the stock during the restriction period, and (iv) in the discretion of the Committee, a breach of a restriction or a breach of the terms and conditions established by the Committee at the time of the Award will cause a forfeiture of the Restricted Stock.

     b.   The Committee may establish terms and conditions under which a

Participant may defer receipt of Restricted Stock beyond the expiration of the restriction period.

     4.   Termination of Employment
          -------------------------

          a.   In the event of a Participant's Termination of Employment during the restriction period due to Retirement, Resignation with Consent, death or

Disability, the Participant or the Participant's estate or beneficiary, in the sole discretion of the Committee, shall be entitled to receive, at or prior to the end of the restriction period, a pro rata number of shares of Restricted

Stock held by the Corporation, or such larger portion of the said shares as the

Committee shall determine.  Upon such receipt, all restrictions on the said shares shall lapse.  In the event of Termination of Employment due to resignation or discharge, all shares of Restricted Stock held by the

Corporation shall be forfeited, and the Participant shall not be entitled to any further consideration with respect to the forfeited shares.

          b.   Any Participant's right to receive shares of Restricted Stock following Retirement, Resignation with Consent or Disability may be rescinded by the Committee if the Participant has been found by the Committee to be directly or indirectly engaged in any activity which is in competition with the

Corporation or otherwise inimical to or not in the best interest of the

Corporation.


     5.   Acceleration of Payment
          -----------------------

          Unless the Committee determines otherwise, all restrictions on shares of Restricted Stock held by the Corporation shall lapse in the event of a

Change of Control; provided, however, that restrictions shall not lapse with regard to some or all of such shares to the extent that the lapse of restrictions would result in the receipt by a Participant of an excess parachute payment under Section 280G of the Code.

V.   PERFORMANCE SHARE UNITS

     1.   Grant of Performance Share Units
          --------------------------------

          The Committee may grant Performance Share Units to a Participant for a given Performance Period and, in each such case, the Committee shall inform the Participant of the number of Performance Share Units granted and the applicable terms and conditions of the Award.


     2.   Establishment of Performance Goals
          ----------------------------------

          a.  The Committee shall establish the Performance Goals for each

Performance Period.  The Committee shall also establish a schedule for such

Performance Period, setting forth the percentage of the Performance Share Units awarded which will be earned based on the extent to which the Performance Goals for such Performance Period are actually achieved.

          b.   If, during the course of a Performance Period, there should occur, in the opinion of the Committee, significant changes in economic conditions or in the nature of the operations of the Corporation, or any other pertinent changes which the Committee did not foresee in establishing the

Performance Goals for such Performance Period and which, in the Committee's sole judgment, have, or are expected to have, a substantial effect on the performance of the Corporation during such Performance Period, the Committee may make such adjustment to the Performance Goals or measurement of such

Performance Goals as the Committee, in its sole judgment, may deem appropriate.

          c.   The schedule established by the Committee for any Performance

Period may provide that in excess of 100 percent of the Performance Share Units granted for such Performance Period may be earned based on the extent to which there is achievement greater than the applicable Performance Goals.  The maximum number of Performance Share Units that may be earned for any

Performance Period shall be 170 percent of the number of Performance Share

Units granted for such Performance Period.


     3.   Method and Timing of Payments
          -----------------------------

          a.   As soon as feasible following the end of a Performance Period,

earned Performance Share Unit amounts, less tax withholding, shall be paid in cash, stock or a combination of cash and stock, at the discretion of the

Committee, to the Participant or, if the Participant has died, to the

Participant's estate or beneficiary.


          b.   The Committee may establish terms and conditions under which a

Participant may defer receipt of the payment of earned Performance Share Unit amounts.

     4.   Termination of Employment
          -------------------------

          a.  In the event of a Participant's Termination of Employment during a Performance Period due to Retirement, Resignation with Consent, death or

Disability, the Participant or the Participant's estate or beneficiary, in the sole discretion of the Committee, shall be entitled to receive, at the end of the applicable Performance Period, a payment for a pro rata number of the

Performance Share Units earned with respect to that Performance Period, or such larger portion of the Performance Share Units as the Committee shall determine,

subject to the maximum limitation set forth in Paragraph 2c of this Article V.

In the event of Termination of Employment due to resignation or discharge, all outstanding Performance Share Units shall be cancelled, and the Participant shall not be entitled to any further payment with respect to the cancelled

Performance Share Units.


          b.   Any Participant's right to a payment for Performance Share Units for which the applicable Performance Period has not ended may be rescinded by the Committee if the Participant has been found by the Committee to be directly or indirectly engaged in any activity which is in competition with the

Corporation or otherwise inimical to or not in the best interest of the Cor poration.


     5.   Acceleration of Payments
          ------------------------

          Unless the Committee determines otherwise, all outstanding

Performance Share Units (or, if greater, the number of Performance Share Units determined under Paragraph 2c of this Article V) shall be deemed earned forth with and paid to each Participant in accordance with Paragraph 3 of this

Article V in the event of a Change of Control; provided, that in determining whether and to what extent Performance Goals have been exceeded, the applicable

Performance Period shall be deemed to have ended on the last day of the previous calendar year; and, provided further, that the amount of any such payment shall be reduced, to the extent necessary, to prevent the payment to a

Participant from being deemed an excess parachute payment to a Participant under Section 280G of the Code.



                                       -23-
VI.  DIVIDEND UNITS

     1.   Grant of Dividend Units
          -----------------------

          The Committee may grant Dividend Units to Participants  and, in each such case, shall inform the Participant of the number of Dividend Units granted and the terms and conditions of the Award.  Dividend Units may be attached to

Performance Share Units or Stock Options or may be granted separately.


     2.   Valuation
          ---------

          a.   The value of a Dividend Unit shall be determined by accruing an amount equal to the dividends paid on one share of the Common Stock of the

Corporation over the term of the Dividend Unit.

          b.   The term of a Dividend Unit shall be established by the

Committee at the time of grant.  However, a Dividend Unit granted in tandem with either a Performance Share Unit or a Stock Option may not have a term longer than that of the Performance Share Unit to which it is attached or 4 years for the Stock Option to which it is attached.  If the Performance Share

Unit is paid, or the Stock Option is exercised, the Dividend Unit shall cease to accrue dividend equivalents.

     3.   Payment
          -------

          a.   Dividend Units will be paid as soon as possible, following the end of the term established at grant.


          b.   The Committee may establish terms and conditions under which a

Participant may defer receipt of the payment of accrued Dividend Units.

                                       -24-

     4.   Termination of Employment
          -------------------------

          a.   In the event of a Participant's Termination of Employment during the term of a Dividend Unit due to Retirement, Resignation with Consent, death or Disability, the Participant or the Participant's estate or beneficiary, in the sole discretion of the Committee, shall be entitled to receive, at or prior to the end of the term of the Dividend Unit, a payment based on the value of the Dividend Unit at the time the Participant's employment terminated, or such larger amount not to exceed the value of the Dividend Unit at the end of the term of the Dividend Unit as the Committee shall determine.  In the event of

Termination of Employment due to resignation or discharge, all outstanding

Dividend Units shall be cancelled, and the Participant shall not be entitled to any payment with respect to the cancelled Dividend Units.


          b.   Any Participant's right to a payment for Dividend Units for which the applicable term has not ended may be rescinded by the Committee if the Participant has been found by the Committee to be directly or indirectly engaged in any activity which is in competition with the Corporation or otherwise inimical to or not in the best interest of the Corporation.

     5.   Acceleration of Payments
          ------------------------

          Unless the Committee determines otherwise, all outstanding Dividend

Units shall be deemed earned forthwith and paid to each Participant in accordance with Paragraph 3 of this Article VI in the event of a Change of

Control; provided, however, that the amount of any such payment shall be reduced, to the extent necessary, to prevent the payment to a Participant from being deemed an excess parachute payment under Section 280G of the Code.

                                       -26-
VII. GENERAL PROVISIONS

     1.   Amendment and Termination of Plan
          ---------------------------------

          a.   The Board, without further approval of the shareholders, may, at any time and from time to time, suspend or terminate the Plan in whole or amend it from time to time in such respects as the Board may deem appropriate;

provided, however, that no such amendment shall be made which would, without approval of the shareholders:


               i.   materially modify the eligibility requirements for

Participants;


              ii.   increase the total number of shares of Common Stock which

may be issued upon a grant of Restricted Stock or the exercise of a Stock

Option, or the total number of Performance Share Units which may be earned,

except as provided in Article II, Paragraph 4 of the Plan;


             iii.   reduce the minimum option price per share; or


              iv.   materially increase in any other way the benefits accruing to Participants under the Plan.


          b.   The termination of the Plan shall not, without a Participant's consent, alter or impair any of the rights or obligations of a Participant under any Award previously granted to the Participant under the Plan.


     2.   Government and Other Regulations
          --------------------------------

          The obligations of the Corporation under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies as may be required, including, but not limited to, the effectiveness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by counsel for the Corporation.


     3.   Other Compensation Plans
          ------------------------

          The Plan shall not be deemed to preclude the implementation by the

Corporation or its Subsidiaries of other compensation plans which may be in effect from time to time, nor adversely affect any rights of Participants under any other compensation plans of the Corporation or its Subsidiaries.

     4.   No Right to Continued Employment
          --------------------------------

          Nothing in the Plan or in any Award confers upon any Participant the right to continue in the employ of the Corporation or its Subsidiaries or interferes with or restricts in any way the rights of the Corporation or its

Subsidiaries to discharge any Participant at any time for any reason whatsoever, with or without cause.


     5.   Non-Transferability
          -------------------

          No right or interest in any Award granted under the Plan shall be assignable or transferable, except as set forth in the Plan and required by law, and no right or interest of any Participant in any Award shall be liable for, or subject to, any lien, obligation or liability except as set forth in the Plan or as required by law.


     6.   Designation of Beneficiary
          --------------------------

          A Participant, with the consent of the Committee, may designate a person or persons to receive, in the event of death, any payments with respect to awards earned under the Plan to which the Participant would then be entitled.  Such designation shall be made upon forms supplied by and delivered to the Corporation and may be revoked in writing.


     7.   Withholding Taxes
          -----------------

          The Corporation shall require a payment from a Participant to cover applicable withholding for income and employment taxes in the event of the exercise of a Nonstatutory Stock Option, upon payment of an earned Performance

Share Unit, upon payment of Dividend Units, upon the lapse of restrictions on

Restricted Stock, upon the exercise of Stock Appreciation Rights or upon payment under Article III, Paragraph 7, or upon the occurrence of any event pursuant to the Plan which requires the withholding of tax.  The Corporation reserves the right to offset such tax payment from any funds which may be due the Participant from the Corporation or, in its discretion, to the extent permitted by applicable law, to accept such tax payment through the delivery of shares of Common Stock owned by the Participant or by utilizing shares of the

Corporation's Common Stock which were to be delivered to the Participant pursuant to the Plan, having an aggregate Fair Market Value, determined as of the date of payment, equal to the amount of the payment due.


     8.   Plan Expenses
          -------------

          Any expenses of administering the Plan shall be borne by the

Corporation and its Subsidiaries.

     9.   Use of Exercise Proceeds
          ------------------------

          Payment received from Participants for the exercise of Stock Options or the purchase of Restricted Stock under the Plan shall be used for general corporate purposes.

     10.  Construction of Plan
          --------------------

          The interpretation of the Plan and the application of any rules implemented under the Plan shall be determined solely in accordance with the laws of the State of New Jersey.


     11.  Unfunded Plan
          -------------

          The Plan shall be unfunded, and the Corporation shall not be required to segregate any assets which may at any time be represented by Awards.  Any liability of the Corporation to any person with respect to an Award under this

Plan shall be based solely upon any contractual obligations which may be created by this Plan; no such obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the

Corporation.


     12.  Benefit Plan Computations
          -------------------------

          Any benefits received or amounts paid to a Participant with respect to any Stock Appreciation Rights, Stock Options, Dividend Units, Performance

Share Units, or Restricted Stock, granted under the Plan shall not have any effect on the level of benefits provided to or received by any Participant, or the Participant's estate or beneficiary, as part of any employee benefit plan of the Corporation or its Subsidiaries.
                                       -30-